	Description of Securities Disclosure	Reference
1	Preemptive Rights	See “Item 10.B-Preemptive Rights and Increases in Share Capital” in the annual report to which this exhibit is attached.
2	Type and Class of Securities	See “Item 10.B-Capitalization” in the annual report to which this exhibit is attached.
3	Divisions and Distributions	See “Item 10.B-Dividend and Liquidation Rights” in the annual report to which this exhibit is attached.
4	Other Rights	Not Applicable
5	Rights and Shares	See “Item 10.B-General” in the annual report to which this exhibit is attached.
6	Requirements for amendments	See “Item 10.B-Shareholder’s Meetings and Voting Rights” in the annual report to which this exhibit is attached.
7	Limitations on the rights to own securities	See “Item 10.B-Ownership Restrictions” in the annual report to which this exhibit is attached.
8	Disposition that may affect any change of control	See “Item 10.B-Ownership Restrictions” in the annual report to which this exhibit is attached.
9	Ownership Threshold	See “Item 10.B-Ownership Restrictions” in the annual report to which this exhibit is attached.
10	Differences between law of different jurisdictions	See “Item 16.G-Corporate Governance” in the annual report to which this exhibit is attached.
11	Changes in capital	See “Item 10.B-Preemptive Rights and Increase in Share Capital” in the annual report to which this exhibit is attached.
12	Debt Securities	Not Applicable
13	Warrants and Rights	Not Applicable
14	Other Securities	Not Applicable
15	Name of the Depositary	See “Item 12.D-American Depositary Shares” in the annual report to which this exhibit is attached.
16	American Depositary Shares	See “Item 12.D-American Depositary Shares” in the annual report to which this exhibit is attached.